Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.946.6525

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Fourth Quarter and Full-Year 2014 Results

ST. LOUIS, March 10, 2015 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace and defense markets, today announced its financial results for the fourth quarter and the twelve months ended December 31, 2014.

Highlights

•	Net sales of $88.8 million and $387.8 million for the fiscal 2014 fourth quarter and full year, respectively

•	Signed strategic supplier agreement with Spirit Aerosystems

•	Generated $49.1 million of operating cash flow in 2014, including $13.1 million in the fourth quarter

•	Long-term debt reduced by $21.6 million in 2014

•	Secured over $225,000 per shipset of work on the 737 MAX

Fourth Quarter and Full-Year Results

Net sales were $88.8 million for the fourth quarter of 2014, compared to $96.4 million in the fourth quarter of 2013.  A net loss of $22.5 million, or $1.76 per diluted share, was realized in the fourth quarter of 2014, compared to a net loss of $67.1 million, or $5.31 per diluted share, in the fourth quarter of 2013.  Fourth quarter 2014 results include the previously announced $26.4 million charge related to goodwill impairment in the Engineering Services segment. Fourth quarter 2013 results include a $73.5 million charge related to goodwill impairment associated with the Valent reporting unit.

Operating income for the fourth quarter of 2014, excluding $27.7 million of net unfavorable, non-recurring items was $4.2 million, compared to $4.0 million, excluding the impact of $77.3 million in unfavorable, non-recurring items, in the fourth quarter of 2013.

For the full-year 2014, net sales were $387.8 million, compared to $412.6 million in 2013.  A net loss of $29.0 million, or $2.28 per diluted share, was realized in 2014, compared to a net loss of $58.5 million, or $4.64 per diluted share, in 2013.

Operating income in 2014, excluding $27.7 million of net unfavorable, non-recurring items was $18.8 million, compared to $27.9 million, excluding the impact of $77.0 million in unfavorable, non-recurring items in 2013.

The following table illustrates the impact of non-recurring items on the Company's operating loss for the three and twelve months ended December 31, 2014:

Operating Loss Excluding Non-Recurring Items
(Amounts in thousands)

	Three Months Ended	Year Ended
	December 31, 2014	December 31, 2014

Operating loss, as reported	$(23,438)	$(8,858)
Non-recurring adjustments
Goodwill impairment	26,439	26,439
Integration expenses	261	818
Restructuring expenses	297	2,585
787 long-term contract adjustment	—	(5,267)
Accelerated depreciation	625	2,059
Environmental expenses	29	1,025
Total non-recurring adjustments	$27,651	$27,659
Net operating income excluding non-recurring adjustments	$4,213	$18,801

“We accomplished a great deal in 2014 and now believe LMI is positioned for better performance in the years to come,” said Dan Korte, Chief Executive Officer of LMI Aerospace, Inc. “From a cost perspective, we removed $12 million in annual expenses from the business primarily through plant closures, realignments, and restructuring initiatives meant to improve asset utilization. We continue to focus on strengthening LMI's balance sheet and we made headway in deleveraging the Company, generating a record $49 million in cash from operations and paying down over $21 million in debt. We have also received several new key awards from Gulfstream and, subsequent to year end, we signed a long-term supply agreement with Spirit Aerosystems covering all Boeing, Airbus, Bombardier and Mitsubishi aircraft. We are excited about the new awards we recently received as well as the announced production rate increases on the Boeing 737 and 787 which we expect will lead to meaningful, long-term growth for the Company.

“While we’ve made a significant amount of progress, there is still room to improve our operations. As previously announced, we needed to take a $26.4 million non-cash goodwill impairment charge in the fourth quarter for our Engineering Services unit. Our new leadership team will spend more time in 2015 looking to drive growth and margin enhancement in that segment. In 2015, we will also face a challenging environment in the Aerostructures segment from lower aftermarket and corporate jet demand. However, we believe our efforts have begun to position LMI for higher growth going forward, namely, by winning new programs, expanding content, and becoming a key partner on a number of strategic new aircraft. We expect 2015 will build upon our successes of last year, and anticipate that LMI will be a stronger Company heading into 2016.”

Aerostructures Segment

	Q4		Q4
Net Sales	2014	% of Total	2013	% of Total

Large commercial aircraft	$39.5	51.4%	$38.7	49.1%
Corporate and regional aircraft	17.8	23.1%	19.8	25.1%
Military	12.3	16.0%	13.2	16.8%
Other	7.3	9.5%	7.1	9.0%
Total	$76.9	100.0%	$78.8	100.0%

Net sales of large commercial aircraft products increased slightly during the fourth quarter of 2014. This primarily relates to higher sales on the Boeing 737, 787, and 777 platforms of $2.1 million, $2.0 million and $0.5 million, respectively, partially offset by a decrease in the delivery of wing modification products of $4.2 million. In the corporate and regional aircraft market, revenue decreased on the Gulfstream G450/550 by

$1.0 million and the Mitsubishi Regional Jet by $1.0 million. The decrease in sales in the military market was primarily due to lower demand on the Black Hawk program.

The segment generated gross profit of $16.4 million, or 21.4 percent of net sales, in the fourth quarter of 2014 versus $15.2 million, or 19.3 percent of net sales, in the fourth quarter of 2013.  Gross profit margin was favorably impacted by increased production levels which were the direct benefit of plant rationalization efforts taken earlier in 2014 and the transition of production to more strategically-aligned facilities. This benefit was partially offset by unfavorable sales mix in the fourth quarter of 2014 when compared to 2013.

Selling, general and administrative expenses were $11.5 million in the fourth quarter of 2014 versus $88.3 million in the fourth quarter of 2013. A goodwill impairment charge of $73.5 million related to the Valent acquisition was recognized in the fourth quarter of 2013 in addition to $3.1 million in restructuring costs primarily related to Valent management changes. The fourth quarter of 2014 included $0.4 million of accelerated depreciation expenses and $0.3 million of restructuring charges. Excluding non-recurring items, selling, general, and administrative expenses were lower in the fourth quarter of 2014 by $0.9 million when compared to the fourth quarter of 2013.

Engineering Services Segment

	Q4		Q4
Net Sales	2014	% of Total	2013	% of Total

Large commercial aircraft	$6.6	54.1%	$10.5	57.4%
Corporate and regional aircraft	1.8	14.8%	3.3	18.0%
Military	3.0	24.6%	2.8	15.3%
Other	0.8	6.5%	1.7	9.3%
Total	$12.2	100.0%	$18.3	100.0%

Engineering services revenue decreased 33.3 percent from $18.3 million in the fourth quarter of 2013 to $12.2 million in the fourth quarter of 2014. Sales on large commercial aircraft platforms for Airbus decreased $1.7 million in addition to decreases in sales on the Nacelle programs of $1.4 million. Sales decreases of $1.6 million relative to Bombardier programs, most notably the L-85 program, were the primary driver of the decrease in sales in the corporate and regional market in 2014 versus 2013. In addition, an unfavorable sales adjustment of $0.8 million was recorded on a long-term design build program for the Mitsubishi Regional Jet in the fourth quarter of 2014.

Gross profit for the segment was $0.3 million, or 2.6 percent of net sales, for the fourth quarter of 2014, compared to $2.7 million, or 15.0 percent of net sales, for the prior-year quarter.  Gross profit was negatively impacted by lower sales and the $0.8 million unfavorable cumulative catch-up adjustment related to the Mitsubishi Regional Jet program.

Selling, general and administrative expenses for the segment increased from $2.5 million in the fourth quarter 2013 to $28.7 million in the fourth quarter of 2014, primarily due to a goodwill impairment recorded of $26.4 million. The goodwill impairment was largely caused by a decline in demand and resulting profits for the segment, which accelerated in the second half of 2014. Excluding non-recurring items, selling, general, and administrative expenses were lower in the fourth quarter of 2014 by $0.2 million when compared to the fourth quarter of 2013.

Non-Segment

Interest expense increased $1.0 million in the fourth quarter of 2014, primarily the result of increased average interest rates. During 2014, the Company refinanced its primary debt source from a term loan to higher interest rate notes.

The Company recognized an income tax benefit in the fourth quarter of 2014 of $6.4 million, compared to an income tax benefit of $10.5 million in the fourth quarter of 2013. The Company's $6.4 million income tax benefit in the fourth quarter of 2014 was the result of a decision to carry the 2014 tax loss back to previous years.

Through the continued execution of its deleveraging strategy, the Company generated cash flow from operations of $13.1 million in the fourth quarter of 2014 and funded net capital expenditures of $3.8 million, resulting in positive free cash flow of $9.3 million.

Backlog as of December 31, 2014 was $418.0 million compared to $451.2 million at September 30, 2014.

Outlook for 2015

The company provides the following guidance in relation to 2015:

•
Revenue of between $370.0 million and $385.0 million, consisting of Aerostructures revenue of between $315.0 million and $325.0 million and Engineering Services revenue of between $55.0 million and $60.0 million

•Operating profit of between $18.0 million and $24.0 million

•Free cash flow of between $10.0 million and $15.0 million

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, March 10, 2015, at 9:00 A.M., CST. LMI Chief Executive Officer Daniel G. Korte and Chief Financial Officer Clifford C. Stebe, Jr. will host the call. To participate in the call, please dial 866-307-3343 approximately five minutes before the conference call time stated above.

A live webcast of the call can be accessed directly from LMI Aerospace website at http://ir.lmiaerospace.com/events.cfm and clicking on the appropriate link. A recording of the call will be available for a limited time on the Company's website upon completion of the call.

About LMI Aerospace

LMI Aerospace, Inc. (“LMI”) is a leading supplier of structural assemblies, kits and components and provider of design engineering services to the aerospace and defense markets.  Through its Aerostructures segment, LMI primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries. It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, LMI provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's strategy and outlook for 2015 and beyond, and other statements based on current management expectations, estimates and projections.  Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, difficulties implementing the Company's growth strategy, continued decline in demand in the Engineering Services segment, managing the increased leverage resulting from our notes and revolving credit facility, complying with debt covenants with respect to such indebtedness and competitive pressures, as well as those Risk Factors detailed in the company's Annual Report on Form 10-K for the year ended December 31, 2014, and any risk factors set forth in our other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$7,927	$1,572
Trade accounts receivable, net	58,234	72,853
Inventories	114,279	113,178
Prepaid expenses and other current assets	10,255	4,411
Deferred income taxes	3,913	2,693
Total current assets	194,608	194,707

Property, plant and equipment, net	99,482	103,375
Goodwill	86,784	113,223
Intangible assets, net	50,940	55,465
Other assets	10,622	13,281
Total assets	$442,436	$480,051

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$21,755	$19,904
Accrued expenses	26,072	18,566
Current installments of long-term debt and capital lease obligations	3,424	5,242
Total current liabilities	51,251	43,712

Long-term debt and capital lease obligations, less current installments	265,554	285,369
Other long-term liabilities	3,289	3,915
Deferred income taxes	4,207	2,911
Total long-term liabilities	273,050	292,195

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 13,089,003 and 12,873,208 shares at December 31, 2014 and December 31, 2013, respectively	262	257
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	95,460	92,692
Accumulated other comprehensive loss	(170)	(507)
Treasury stock, at cost, 28,396 shares at December 31, 2014 and 22,321 shares at December 31, 2013	(359)	(202)
Retained earnings	22,942	51,904
Total shareholders’ equity	118,135	144,144
Total liabilities and shareholders’ equity	$442,436	$480,051

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Sales and service revenue
Product sales	$75,935	$77,791	$321,284	$324,133
Service revenues	12,859	18,580	66,533	88,424
Net sales	88,794	96,371	387,817	412,557
Cost of sales and service revenue
Cost of product sales	59,605	62,473	254,775	255,261
Cost of service revenue	12,457	16,348	57,672	77,434
Cost of sales	72,062	78,821	312,447	332,695
Gross profit	16,732	17,550	75,370	79,862

Selling, general and administrative expenses	13,434	14,215	55,204	55,862
Goodwill and intangible asset impairment	26,439	73,528	26,439	77,750
Contingent consideration write-off	—	—	—	(7,950)
Restructuring expense	297	3,073	2,585	3,073
Acquisitions expense	—	32	—	247
Loss from operations	(23,438)	(73,298)	(8,858)	(49,120)

Other (expense) income:
Interest expense	(5,480)	(4,477)	(29,280)	(16,962)
Other, net	18	168	223	618
Total other expense	(5,462)	(4,309)	(29,057)	(16,344)

Loss before income taxes	(28,900)	(77,607)	(37,915)	(65,464)
Provision for income taxes	(6,396)	(10,546)	(8,953)	(6,979)

Net loss	(22,504)	(67,061)	(28,962)	(58,485)
Other comprehensive (loss) income
Change in foreign currency translation adjustment	(81)	(4)	(98)	(23)
Reclassification adjustment for losses on interest rate hedges included in net earnings, net of tax of $0, $0, $157 and $0	—	—	278	—
Unrealized loss on interest rate hedges, net of tax of $0, ($42), $0, and ($157)	—	(73)	—	(278)
Total comprehensive loss	$(22,585)	$(67,138)	$(28,782)	$(58,786)

Amounts per common share:
Net loss per common share	$(1.76)	$(5.31)	$(2.28)	$(4.64)

Net loss per common share assuming dilution	$(1.76)	$(5.31)	$(2.28)	$(4.64)

Weighted average common shares outstanding	12,753,795	12,619,107	12,716,976	12,607,833

Weighted average dilutive common shares outstanding	12,753,795	12,619,107	12,716,976	12,607,833

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended
	December 31,
	2014	2013
Operating activities:
Net loss	$(28,962)	$(58,485)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,459	20,560
Goodwill and intangible asset impairment	26,439	77,750
Contingent consideration write-off	—	(7,950)
Stock based compensation	2,018	1,615
Debt issuance cost write-off	8,466	—
Payments to settle interest rate derivatives	(793)	—
Deferred taxes	76	(6,060)
Other noncash items	686	(420)
Changes in operating assets and liabilities, net of acquired business:
Trade accounts receivable	14,270	(4,678)
Inventories	(1,101)	(23,063)
Prepaid expenses and other assets	2,264	2,828
Current income taxes	(5,908)	1,939
Accounts payable	307	(10,760)
Accrued expenses	8,896	(1,625)
Net cash provided/(used) by operating activities	49,117	(8,349)
Investing activities:
Additions to property, plant and equipment	(16,690)	(23,738)
Acquisitions, net of cash acquired	—	(504)
Proceeds from sale of equipment	3,579	1,989
Net cash used by investing activities	(13,111)	(22,253)
Financing activities:
Proceeds from issuance of debt	250,000	5,751
Principal payments on long-term debt and notes payable	(235,633)	(5,863)
Advances on revolving line of credit	66,000	107,000
Payments on revolving line of credit	(102,000)	(77,236)
Payments for debt issuance cost	(8,018)	(1,817)
Other, net	—	(8)
Net cash (used)/provided by financing activities	(29,651)	27,827
Net decrease in cash and cash equivalents	6,355	(2,775)
Cash and cash equivalents, beginning of year	1,572	4,347
Cash and cash equivalents, end of year	$7,927	$1,572

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net loss	$(22,504)	$(67,061)	$(28,962)	$(58,485)
Income tax benefit	(6,396)	(10,546)	(8,953)	(6,979)
Depreciation and amortization	5,457	5,331	22,459	20,560
Goodwill and intangible asset impairment	26,439	73,528	26,439	77,750
Contingent consideration write-off	—	—	—	(7,950)
Stock based compensation	717	630	2,748	2,445
Interest expense	5,480	4,477	29,280	16,962
Fair value step up on acquired inventories	—	—	—	2,497
Restructuring expense	297	3,073	2,585	3,073
Integration expense	261	512	818	1,265
Acquisition expense	—	32	—	247
Other, net	379	(169)	1,173	(618)
Adjusted EBITDA	$10,130	$9,807	$47,587	$50,767

Free Cash Flow (2):

Net cash provided/(used) by operating activities	$13,101	$10,247	$49,117	$(8,349)
Less:
Net capital expenditures	(3,790)	(2,461)	(13,111)	(21,749)

Free cash flow	$9,311	$7,786	$36,006	$(30,098)

1. The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.